Exhibit 99.1

Thank you very much Paul.

Thank you everyone for joining us today, considering the circumstances.

Last year, I stood here stating that these are unprecedented times. And in fact, times continue to be unprecedented

The real estate industry has been adversely affected by COVID-19 and we are no exception. Our Net Asset Value reported in the quarter ended March 31, 2021 was $15.22 per share, representing a 28% reduction from the $21.20 per share reported in the quarter ended March 31, 2020. This degradation was largely due to the pandemic which we believe was a significant factor in the termination of our two signed purchase agreements, which forced us to extend the timeline to 2022 and which increased our anticipated land development costs.

Before going further, I sincerely want to thank our Board, my COO and partner in this venture, Peter Pitsiokos, and our small team of employees. All of these individuals were instrumental toward achieving our common goal – maximizing liquidating distributions while simultaneously having a positive impact on our community. Furthermore, I’d like to thank our team of experts at Cameron Engineering along with our lead land use attorney, Tim Shea, for their constant attention and diligent efforts toward our goal of receiving entitlements as expeditiously as possible.

Vince Lombardi said, “it’s not whether you get knocked down, its whether you get up”. The pandemic may have knocked us down (i.e., the terminated contracts) but I am here today to state that we are standing up strong and pursuing our entitlements and the related property sales. Furthermore, we remain joined with the community of Saint James/ Smithtown towards a common goal – approval of our subdivision plan and the sewage treatment plant which will provide significant economic and environmental benefits to the community. I would like to thank the following people who have helped us to build a strong relationship with the communities in which we live.:

The Town of Smithtown Supervisor Ed Wehrheim and his team for their feedback and support throughout the process

Matt Aracich – President of the Nassau Suffolk Building Trades Council

Chris McNamara - The President of the Smithtown Chamber of Commerce

Natalie Weinstein and Pat Clark -The previous President and Founder of Celebrate Saint James and the current President, respectively.

These community leaders and their organizations have and continue to speak on record and submitted various letters of support at Town and County public hearings. In addition, these leaders and their colleagues were the boots on the ground supporting our grass roots campaign to ensure the town residents understood the economic and environmental benefits of our plan.

There were many other members of the community who supported us on this journey, and I extend my apologies for not naming all of you.

Now to reflect on the ground we covered since we last met and discuss the path toward securing entitlements, selling our properties and making final distributions: (Pause)

In June 2019, the Town of Cortlandt adopted a resolution accepting the Draft Generic Environmental Impact Statement (“GEIS”) and closed the public comment period on June 30, 2020. In response to public comments, the Town withdrew its support for the residential component of our plan. However, following extensive discussions and environmental analysis, the Town has now indicated that it is amenable to a residential component. As a result, our application for entitlements reflects a base plan comprising 184,600 square feet of medical and 4,000 square feet of retail but supplemented with an alternative plan containing 84,600 square feet of medical, 1,500 square feet of retail and approximately 160 residential units. The Town Board is expected to adopt a Medical Oriented District for the property in early 2022 with subdivision approval granted by the Planning Board in the first quarter of 2022. As with all anticipated dates, these are subject to change due to unforeseen circumstances or events.

We are also receiving support from the residents and officials of the Town of Smithtown with regard to our proposed subdivision of the Flowerfield property. The Flowerfield subdivision plan retains the 130,000 square foot industrial park on two development parcels and divides the remaining acreage into a campus setting with three currently undeveloped parcels. They are envisioned to include medical offices, assisted living facilities, and a hotel. The remainder of the campus includes the Flowerfield Caterers that owns a separate parcel and two commonly owned parcels; one of which includes a sewage treatment plant.

In May 2018, the Planning Department of the Town of Smithtown issued a SEQRA Positive Declaration on our subdivision application. Over the following 15 months we made various submissions to the Town which culminated with the Town Planning Board adopting a resolution accepting our Draft Environmental Impact Statement as complete for public review. The Town closed the public comment period on January 24, 2020. The Company filed its FEIS in November 2020 reflecting an eight-lot subdivision. The FEIS was accepted by the Town Planning Board on March 10, 2021, which was followed by a period for public comment that closed on March 31, 2021. The Town of Smithtown submitted a referral package inclusive of the public comments and the FEIS to the Suffolk County Planning Commission. On May 5, 2021, the approved FEIS with no comments and conditions was reverted back to the Town of Smithtown.

We anticipate the Town of Smithtown Planning Board will issue the Findings Statement during 2021 allowing the subdivision to go forward. We anticipate needing 12 months from the date the Findings Statement is issued to obtain technical approvals and believe we will close on sales of all undeveloped lots, including those not yet under contract, shortly thereafter. It is quite possible, however that opponents to our subdivision plan will bring legal action.

Gyrodyne’s subdivision plan provides a significant economic and environmental benefit to the Town and one that is unmatched by any other undeveloped parcel in Suffolk County. We continue to believe more than ever that there is significant net value associated with the entitlements we are pursuing, which we trust will be confirmed by the value we believe our shareholders will see when we sell the properties.

…which is a good segue to our Coronavirus Update

Our employees continue to work remotely to ensure their and their families’ safety. We are a small company and overcame an array of challenges over the last year. We not only stayed the course to secure entitlements, but also retained and protected all of our employees and joined the effort to support our communities. Gyrodyne contributed meals for local medical staff and frontline workers during the height of the pandemic and hosted both a holiday toy drive and a food pantry drop off location on our property. I am proud to have participated in those efforts and am grateful to our Board of Directors for their guidance and support throughout this time. I must also thank our dedicated team for their efforts to serve the interests of our Company and its shareholders throughout and beyond the pandemic.

Of course, our evaluation of the effects of the pandemic is ongoing. Some of our tenants are experiencing decreasing demand for their products and services which is impacting their ability to meet their lease obligations.

We continue to believe that our policy of upgrading our tenant base will help us withstand the current challenges. The investments we made over the last few years have resulted in approximately 60% of our projected 2021 leasing revenue coming from leases with New York State, Stony Brook University Hospital and its affiliates, and New York Presbyterian Hudson Valley Medical Center, along with various health care providers. The revenue and collections under those leases continue uninterrupted. The balance of our annual leasing revenue is small businesses and not-for-profit corporations, which account for approximately 40% ($888,000) of our projected annual rental revenues for 2021. Although it is difficult to estimate the duration and full extent of the disruption, the impact of COVID-19 on our future results could be significant and will largely depend on Government policies and the public’s response. which are highly uncertain. We continue to actively work with our tenants to manage and mitigate the impact of COVID-19 on them and on the Company’s operations, and net asset value. These investments have clearly paid off as we have been able to largely mitigate bad debt stemming from the quarantine. The rent and pass-throughs for the 15-month period April 1, 2020 through June 30, 2021 totaled approximately $3,094,000 and we collected approximately $2,989,000 through mid-July and believe the balance will be paid without any material rent abatements.

The COVID-19 public health crisis may also adversely impact our efforts to secure entitlements and the sale of our real estate. State and local governments continue to prioritize COVID-19 crisis management and, to the extent possible, re-allocating resources, which may adversely impact the timeline of our entitlements and technical approvals. Furthermore, the real estate market is also expected to be adversely affected which could further negatively impact the timing of sales and the resulting value of our real estate.

Let’s move on to updating you on the Company’s finances.

Our first quarter 10-Q reflects an estimated liquidating value of $15.22 per share, a $5.28 per share decrease from the liquidating value of $21.20 per share reported for the quarter ended March 31, 2020. The decline is the result of a combination of the write-down we made from the termination of two significant purchase agreements, the extension of the timeline to 2022 and additional land development costs. The pandemic impact on our real estate value led to a 19% decrease in our estimate of the gross cash proceeds from the sale of our assets to approximately $39 million as reported in our 2020 10-K. While the Coronavirus pandemic risk may certainly create headwinds for the economy and credit and real estate in particular, we are cautiously optimistic that economic recovery will continue despite the rise of the Delta strain of COVID-19 and the possibility of other alternative Strains. We are cautiously optimistic that we can achieve significant increases in value upon receipt of entitlements. The major factors behind the decrease in our estimated distributions are the decrease in the real estate value of approximately $9.22 million to date, offset by anticipated decreased costs of approximately $340,000. Approximately $2.2 million of such projected costs are directly attributable to the decrease in the real estate value and the anticipated incremental selling costs. The balance is comprised mainly of an increase in future net operating costs of $1.2 million resulting from extending the ending liquidation date and projected additional entitlement costs of approximately $658 thousand. As a reminder, while the value of the real estate decreased to date, such value is predicated on current real estate values and reflects some but not all of the potential increased value that may result from the receipt of entitlements. By pursuing the entitlements, we anticipate realizing a greater net return to shareholders from the sale of the remaining properties.

Through June 2020 we procured non-recurring credit line facilities totaling $6 million with approximately $2.2 million drawn upon to address certain leasing and related capital improvement needs as well as approximately $2.1 million for working capital needs. The debt facilities were necessary to ensure we had sufficient funding available to operate the Company through the entitlement and liquidation process. In July 2020 we secured a $2.5 million non-revolving business line of credit to enhance our liquidity position and maintain financial flexibility. We amended the non-revolving credit line to eliminate the requirement to have signed purchase and sale agreements for Cortlandt Manor. As a result, the bank did not call the $1,050,000 that was drawn prior to the termination of the Cortlandt Manor Purchase and Sale Agreement and left $1,450,000 as available to be drawn subject to the lenders discretion. In January 2021 we drew the remaining $900,00 from the working capital line. During 2021, the lines totaling $6 million converted to permanent loans with outstanding balances of $2.2 million and $3 million.

In addition, this month we received a commitment letter for a $4.95 million term loan, a portion of the proceeds of which will be used to pay off the Cortlandt Manor debt facility of which $1,050,000 is outstanding.

We anticipate closing on this debt facility in the third quarter of 2021 which will result in approximately $10.15 million of total debt outstanding.

We will continue to consider alternative financing solutions to ensure we have sufficient working capital to withstand any realistic contingencies, including opposition efforts in form of litigation or otherwise, so that we are in a strong position to complete the sale of our properties and maximize distributions to our shareholders.

Let us now discuss our sales and marketing efforts.

Our entitlement applications continue to generate a great deal of interest among potential buyers, despite the impact of the pandemic and temporary lulls in activity, and we will of course make prompt public disclosure of any definitive agreements we may reach.

Our broker is actively soliciting and educating potential buyers on the entitlements being pursued in both Cortlandt Manor and Flowerfield. We believe the marketing campaign will reduce the time necessary to close on all property sales following the anticipated receipt of the entitlements in 2022.

In summary, although there can’t be assurances and the process is largely in the hands of local officials over whom we have little control, we anticipate the receipt of entitlements for both properties in 2022 and are pursuing our marketing efforts to ensure that the respective sales and distributions occur soon thereafter. As you digest the financial information presented, please remember that the real estate values previously discussed largely reflect the values during a pandemic. The extent to which those values recover supplemented by the additional value from receiving entitlements is yet to be determined and largely dependent on the success of the post pandemic economic recovery, the details of which are uncertain. That said, management and the Board believes there is substantial upside on the value of the real estate and the resulting NAV that will stem from the resolution of these factors.

Last on February 5, 2021, we informed you that the timeline to achieve entitlements had to be extended to the end of 2022 mainly because of pandemic impact on the real estate markets supplemented by the delays in approvals. We are doing everything possible to expedite the process. That said, we must always remember that the timing for achieving entitlements is ultimately under the control of the local municipalities.

Finally, while we still believe that pursuit of entitlements and subsequent sales of individual properties or subdivisions will maximize distributions to shareholders, we remain open to offers for the properties in their current entitlement status. Above all, we are committed to maximizing future liquidating distributions in a timely manner under our business plan of liquidation.

I thank you very much for your attention and your confidence.